                                                                     EXHIBIT 2.2
                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is made as of January 22, 1999, by Choice Information Systems, Inc., a Virginia corporation ("Choice"), Quindeca Corporation, a Colorado corporation ("Quindeca"), and Jerry L. Short, an individual resident in Colorado ("Short").

                                   RECITALS

     Based upon the representations, warranties and agreements of Quindeca and Short contained in this Agreement, Choice wishes to purchase certain assets and assume certain liabilities of Quindeca, and Quindeca wishes to transfer these assets and permit Choice to assume these liabilities, subject to payment of the Purchase Price. Short, as sole shareholder of Quindeca, will be the ultimate recipient of the purchase price hereunder and therefore Short, with Quindeca, makes representations and warranties to Choice and agrees to provide indemnification to Choice as provided in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                  ARTICLE 1.
                     SALE AND TRANSFER OF SHARES; CLOSING

     1.1 Acquired Assets and Assumed Liabilities. On and subject to the terms and conditions of this Agreement, Choice agrees to purchase from Quindeca, and Quindeca agrees to sell, transfer, convey, and deliver to Choice, all of the Acquired Assets at the Closing in consideration for (a) the Purchase Price specified in Section 1.2 and (b) Choice assuming and becoming responsible for all of the Assumed Liabilities at the Closing. Choice will not assume or have any responsibility, however, with respect to any other obligation or liability of Quindeca not included within the definition of Assumed Liabilities, including, without limitation, any liability for sales taxes arising as a result of the transfer of the Acquired Assets by Quindeca to Choice.

     1.2 Purchase Price. The purchase price (the "Purchase Price") for the Acquired Assets will be (a) $944,444 payable in cash to Quindeca and (b) a certificate representing 24.75 shares of Choice common stock with an agreed-upon value of $22,455 per share, each delivered at the Closing.

     1.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Munger, Tolles & Olson LLP at 355 South Grand Avenue, 35/th/ Floor, Los Angeles, California, at 10:00 a.m. (local time) on the date of this Agreement, or at such other time and place as the parties may agree.

     1.4 Purchase Price Allocation. The parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit 1.4.

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

                                  ARTICLE 2.
             REPRESENTATIONS AND WARRANTIES OF QUINDECA AND SHORT.

     Quindeca and Short jointly and severally represent and warrant to Choice as follows:

     2.1 Organization and Good Standing. Quindeca is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Quindeca has no Subsidiaries.

     2.2   Authority; No Conflict.

       (a) This Agreement constitutes the legal, valid, and binding obligation of Quindeca and Short, enforceable against each in accordance with its terms. Quindeca and Short have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, the Employment Agreement and the Shareholders Agreement (to the extent either is a party thereto) and to perform their respective obligations under this Agreement, the Employment Agreement and the Shareholders Agreement.

       (b) Except as set forth in Part 2.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Quindeca, or (B) any resolution adopted by the board of directors or the shareholders of Quindeca;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Quindeca, or any of the assets owned or used by Quindeca, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by Quindeca or that otherwise relates to the business of, or any of the assets owned or used by, Quindeca;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

As of the date of this Agreement, Quindeca and Short shall have given all notices and obtained all Consents required from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     2.3 Title to Properties; Encumbrances. Quindeca owns (with good and marketable title in the case of real property) all Acquired Assets. Except as set forth in Part 2.3 of the Disclosure Letter, all such Acquired Assets are free and clear of all Encumbrances.

     2.4 Condition and Sufficiency of Assets. The equipment of Quindeca is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of Quindeca is sufficient for the continued conduct of Quindeca's businesses after the Closing, assuming Quindeca's business is conducted in substantially the same manner after the Closing as it was conducted prior to the Closing.

     2.5 No Undisclosed Liabilities. Quindeca has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the balance sheet of Quindeca setting forth the financial condition of Quindeca as of December 31, 1997 (the "Balance Sheet") delivered to Choice on or prior to the date hereof, and except for liabilities and obligations incurred by Quindeca in the Ordinary Course of Business since that date.

     2.6   Taxes.

       (a) Quindeca has filed or caused to be filed all Federal and state income Tax Returns and other material Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. Quindeca has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment, except such Taxes, if any, as are listed in Part 2.6 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

       (b) The charges, accruals, and reserves with respect to Taxes on the respective books of Quindeca are adequate (determined in accordance with GAAP) and are at least equal to Quindeca's liability for Taxes. There exists no proposed tax assessment against Quindeca except as disclosed in the Balance Sheet or in Part 2.6 of the Disclosure Letter. No consent to the application of
Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Quindeca. All Taxes that Quindeca is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

       (c) All Tax Returns filed by (or that include on a consolidated basis) Quindeca are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by Quindeca after the date of this Agreement.

       (d) Quindeca (and any predecessor of Quindeca) has been a validly electing "S" corporation within the meaning of Sections 1361 and 1362 of the IRC at all times during its existence for federal and state tax purposes (that is, with respect to each state in which Quindeca is doing business or is registered to do business), and such election shall remain in effect, and Quindeca will be continue to qualify as an "S" corporation up to and including the Closing Date.

       (e) Short has included in his Tax Returns filed prior to the date hereof his distributive share of income of Quindeca set forth on the Tax Returns of Quindeca.

       (f) Quindeca has not in the past ten (10) years (A) acquired assets from another corporation in a transaction in which Quindeca's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

       (g) Nothing in this Section 2.6 is intended to cover Taxes arising from the Contemplated Transactions.

     2.7  Compliance with Legal Requirements; Government Authorizations.

       (a) Quindeca is, and at all times since January 1, 1994 has been, in compliance in all material respects with Legal Requirements that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation in any material respect by Quindeca of, or a failure on the part of Quindeca to comply in any material respect with, any Legal Requirement, or (ii) may give rise to any obligation of Quindeca to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth in Part 2.7(a) of the Disclosure Letter, Quindeca has not received, at any time since January 1, 1994, any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or
(ii) any actual, alleged, possible, or potential obligation on the part of Quindeca to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

       (b) Except as set forth in Part 2.7(b) of the Disclosure Letter, each Governmental Authorization that is held by Quindeca or that otherwise relates to the business of, or to any of the assets owned or used by, Quindeca is valid and in full force and effect. Such Governmental Authorizations collectively constitute all of the Governmental Authorizations necessary to permit Quindeca to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Quindeca to own and use its assets in the manner in which it currently owns and uses such assets. Quindeca is, and at all times since January 1, 1994 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization. Except as set forth in Part 2.7(b) of the Disclosure Letter, Quindeca has not received, at any time since January 1, 1994, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

     2.8  Legal Proceedings; Orders.

       (a) Part 2.8 of the Disclosure Letter lists all pending Proceedings which have been commenced by or against Quindeca or, to the Knowledge of Quindeca and Short, that otherwise relate to or may affect the business of, or any of the assets owned or used by, Quindeca, or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Quindeca and Short, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in Part 2.8 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Quindeca.

       (b) There is no Order to which Quindeca, or any of the assets owned or used by it, is subject, and no shareholder of Quindeca is subject to any Order that relates to the business of, or any of the assets owned or used by, Quindeca.

       (c) As of the date of this Agreement, no Person has made or Threatened any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Quindeca, or (b) is entitled to all or any portion of the Purchase Price payable for the Acquired Assets.

     2.9   Contracts; No Defaults.

       (a) Part 2.9(a) of the Disclosure Letter contains a complete and accurate list, and Quindeca and Short have delivered to Choice true and complete copies, of each of the following that are currently in effect:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by Quindeca of an amount or value in excess of $10,000;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Quindeca of an amount or value in excess of $10,000;

          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by Quindeca in excess of $5,000;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) each employment agreement, collective bargaining agreement and other Applicable Contract to or with any employee, labor union or other employee representative of a group of employees;

          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Quindeca with any other Person;

          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Quindeca or any Affiliate of Quindeca or limit the freedom of Quindeca or any Affiliate of Quindeca to engage in any line of business or to compete with any Person;

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) each power of attorney that is currently effective and outstanding;

          (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Quindeca to be responsible for consequential damages;

          (xii) each Applicable Contract for capital expenditures in excess of $5,000;

          (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Quindeca other than in the Ordinary Course of Business; and

          (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

       (b) No shareholder of Quindeca (and no Related Person of any shareholder) has or may acquire any rights under, and no shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Quindeca.

       (c) Each Contract identified or required to be identified in Part 2.9(a) of the Disclosure Letter is in full force and effect.

       (d) Quindeca is, and at all times since January 1, 1994 has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound. Each other Person that has or had any obligation or liability under any Contract under which Quindeca has or had any rights is, and at all times since January 1, 1994 has been, in compliance in all material respects with all applicable terms and requirements of such Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation of, or breach of, or give Quindeca or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract. Quindeca has not given to or received from any other Person, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

       (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Quindeca under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

       (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by Quindeca have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     2.10 Environmental Matters. Quindeca is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable in any material respect under, any Environmental Law. There are no pending or, to the Knowledge of Quindeca and Short, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or

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any other properties and assets (whether real, personal, or mixed) in which
Quindeca has or had an interest.

     2.11 Employees. Quindeca has never been and is not presently a party to any written or oral employment Contract, collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Quindeca relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Quindeca or its premises, or (c) any application for certification of a collective bargaining agent. Quindeca has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Quindeca is not liable in any material respect for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     2.12   Intellectual Property.

       (a)      Definition of "Intellectual Property Assets."  The term
                -------------------------------------------
"Intellectual Property Assets" includes:

          (i) the name "Quindeca" and all other fictional business names, trading names, registered and unregistered trademarks, service marks, and applications owned by Quindeca (collectively, "Marks");

          (ii) all patents and patent applications owned by Quindeca (collectively, "Patents");

          (iii) all copyrights owned by Quindeca in both published works and unpublished works (collectively, "Copyrights");

          (iv) all rights in mask works owned by Quindeca (collectively, "Rights in Mask Works"); and

          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned by Quindeca.

Quindeca owns all items of the type described in clauses (i) through (v) above that are used by it in its business other than (A) commercially available software licensed by Quindeca and (B) intellectual property assets provided by Choice.

       (b)  Agreements. Part 2.12(b) of the Disclosure Letter contains a
            ----------
complete and accurate list and summary description, including any royalties paid or received by Quindeca, of all Contracts relating to the Intellectual Property Assets to which Quindeca is a party or by which Quindeca is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Quindeca is the licensee. There are no outstanding and, to the Knowledge of Quindeca and Short, no Threatened disputes or disagreements with respect to any such agreement.

       (c)  Know-How Necessary for the Business.  The Intellectual Property
            -----------------------------------
Assets are all those necessary for the operation of Quindeca's business as it is currently conducted. Except as set forth on Part 2.12(c) of the Disclosure Letter, Quindeca is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. Neither Short nor, to the Knowledge of Quindeca and Short, any other employee of Quindeca has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Quindeca.

       (d)  Patents.  Quindeca owns no Patents. To the Knowledge of Quindeca and
            -------
Short, none of the products sold, nor any process or know-how used, by Quindeca infringes or is alleged to infringe any patent or other proprietary right of any other Person.

       (e)  Trademarks.  Part 2.12(e) of Disclosure Letter contains a complete
            ----------
and accurate list and summary description of all Marks, if any. Except as set forth in Part 2.12(e) of the Disclosure Letter, Quindeca is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Sellers, no such action is Threatened with the respect to any of the Marks. To the Knowledge of Quindeca and Short, there is no potentially interfering trademark or trademark application of any third party. No Mark is infringed or, to the Knowledge of Quindeca and Short, has been challenged or threatened in any way. None of the Marks owned by Quindeca or, to the Knowledge of Quindeca and Short, licensed or otherwise used by Quindeca, infringes or is alleged to infringe any trade name, trademark, or service mark of any third party. All products and materials containing a Mark that have been registered as described above bear the proper federal registration notice where permitted by law.

       (f)  Copyrights.  Part 2.12(f) of the Disclosure Letter contains a
            ----------
complete and accurate list and summary description of all Copyrights, if any. Quindeca is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. None of the Copyrights have been registered. All the Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing. No Copyright is infringed or, to the Knowledge of Quindeca and Short, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice.

       (g)  Trade Secrets.  With respect to each Trade Secret, the documentation
            -------------
relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Quindeca has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. Quindeca has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Quindeca and Short, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Quindeca. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     2.13   Computer Software.

       (a)     Performance.  To the Knowledge of Quindeca and Short, each of the
               -----------
computer software products owned by Quindeca, other than commercially available software programs not marketed by Quindeca (the "Software Products") performs in accordance with specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof. Part 2.13(a) of the Disclosure Letter contains a complete list of Software Products sold, licensed, distributed or marketed by Quindeca since January 1, 1994.

       (b)     Development.  No shareholder or, to the Knowledge of Quindeca and
               -----------
Short, employee of Quindeca is in default under any employment Contract relating to the Software Products, any noncompetition or confidentiality Contract or any other Contract or restrictive covenant relating to the Software Products or their development or exploitation. The Software Products do not include any inventions of Short made prior to the time such Short became an employee of Quindeca or made outside of the scope of Short's employment, nor any property or any previous employer of Short. To the Knowledge of Quindeca and Short, the Software Products do not include any inventions of any employee other than Short made prior to the time such employee became an employee of Quindeca or made outside of the scope of such employee's employment, nor any property or any previous employer of such employee.

       (c)     Title. All right, title and interest in and to the Software
               -----
Products owned by Quindeca, is free and clear of all liens. No government funding was utilized in the development of any of the Software Products owned by Quindeca, or, to the Knowledge of Quindeca and Short, any other Software Products. The sale, license, distribution, marketing or use of the Software Products by Quindeca does not violate any rights of any other Person, and Quindeca has not received any communication alleging such violation. Except as set forth in Part 2.13(c) of the Disclosure Letter, Quindeca has no obligation to compensate any Person for the sale, license, distribution, marketing or use of the Software Products. Quindeca has not granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, royalty-bearing, end-user licenses granted by Quindeca in the Ordinary Course of Business pursuant to license agreements substantially in the form attached in Part 2.13(c) of the Disclosure Letter (the "End-User Licenses").

       (d)     Maintenance.  Quindeca has no obligation to any other Person to
               -----------
maintain, modify, improve or upgrade any of the Software Products, except for any such obligations set forth in the End-User Licenses or under a maintenance agreement. Certain maintenance agreements are listed in Part 2.13(d) of the Disclosure Letter.

       (e)     Year 2000. The Software Products currently being sold,
               ---------
distributed or marketed by Quindeca (i) include Year 2000 date conversion and capabilities including, but not limited to: date data century recognition, calculations which accommodate same century and multi-century formulas and date values, correct sort ordering, and date data interface values that reflect the century; (ii) automatically compensates for and manages and manipulates data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abort within the application or result in the generation of incorrect values or invalid inputs involving such date; (iii) provides that all date-related user interface functionalities and data fields include the indication of the correct century; (iv) provides that all date-related system-to-system or application-to-application data interface functionalities will include the indication of the correct century; and (v) will continue to comply with clauses (i) through (iv) above. All data processing by the Software Products currently being sold, distributed or marketed by Quindeca includes four digit year format and recognizes and correctly processes dates for leap years. Quindeca has no obligation to modify, improve or upgrade any of the Software Products previously sold, distributed or marketed by Quindeca in order to ensure their compliance with the Year 2000 capabilities described in this
Section 2.13(e).

       (f)     Protection of the Proprietary Nature of the Software Products.
               -------------------------------------------------------------
Quindeca has kept secret and has not disclosed the source code for the Software Products to any Person other than certain employees, licensed customers and contractors of Quindeca. Quindeca has taken all reasonable measures to protect the security, confidentiality and value of the Software Products.

     2.14 Relationship with Customers. Quindeca has used its reasonable business efforts to maintain, and currently maintains, in all material respects, good working relationships with all of its customers. Each of Quindeca's contracts with its customers and related customer relationships which have been terminated (other than by expiration of its stated term) or canceled during the one year period ended on the Closing Date are set forth and described on Part
2.14 of the Disclosure Letter. During that one year period, none of Quindeca's current customers has given Quindeca written notice terminating, canceling or threatening to terminate or cancel any contract or relationship with Quindeca.

     2.15 Certain Payments. Since January 1, 1994, neither Quindeca nor any director, officer, agent, or employee of Quindeca, or to the Knowledge of Quindeca and Short, any other Person associated with or acting for or on behalf of Quindeca, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Quindeca or any Affiliate of Quindeca, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Quindeca.

     2.16 Disclosure. No representation or warranty of Quindeca and Short in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     2.17 Relationships with Related Persons. No shareholder of Quindeca or any Related Person of any shareholder or of Quindeca has, or since January 1, 1994 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Quindeca's business. No shareholder of Quindeca or any Related Person of any shareholder or of Quindeca is, or since January 1, 1994 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Quindeca other than business dealings or transactions conducted in the Ordinary Course of Business with Quindeca at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Quindeca with respect to any line of the products or services of Quindeca in any market presently served by

Quindeca. Except as set forth in Part 2.17 of the Disclosure Letter, no shareholder of Quindeca or any Related Person of any shareholder or of Quindeca is a party to any Contract with, or has any claim or right against, Quindeca.

     2.18 Brokers or Finders. Neither Quindeca nor Short incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


                                  ARTICLE 3.
                   REPRESENTATIONS AND WARRANTIES OF CHOICE

     Choice represents and warrants to Quindeca and Short as follows:

     3.1 Organization and Good Standing. Choice is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia.

     3.2   Authority; No Conflict.

       (a) This Agreement constitutes the legal, valid, and binding obligation of Choice, enforceable against Choice in accordance with its terms. Choice has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Employment Agreements and the Shareholders Agreement and to perform its obligations under this Agreement, the Employment Agreements and the Shareholders Agreement.

       (b) Neither the execution and delivery of this Agreement by Choice nor the consummation or performance of any of the Contemplated Transactions by Choice will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i)   any provision of Choice's Organizational Documents;

          (ii) any resolution adopted by the board of directors or the shareholders of Choice;

          (iii) any Legal Requirement or Order to which Choice may be subject;
     or

          (iv) any Contract to which Choice is a party or by which Choice may be bound.

Choice is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Choice and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Choice's Knowledge, no such Proceeding has been Threatened.

     3.4 Brokers and Finders. Choice and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Quindeca and Short harmless from any such payment alleged to be due by or through Choice as a result of the action of Choice or its officers or agents.

                                  ARTICLE 4.
                                  TERMINATION

     This Agreement may, by notice given prior to or at the Closing, be terminated by either Choice or by both Quindeca and Short at any time after the date of this Agreement if the Closing shall not have occurred on the date of this Agreement.


                                  ARTICLE 5.
                           INDEMNIFICATION; REMEDIES

     5.1 Survival. All representations, warranties and obligations in this Agreement and the Disclosure Letter will survive the Closing.

     5.2   Indemnification and Payment of Damages by Quindeca and Short.
Subject to the provisions set forth below, Quindeca and Short, jointly and severally, will indemnify and hold harmless Choice and its Representatives, shareholders and controlling persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

       (a) any Breach of any representation or warranty made by Quindeca or Short in this Agreement or the Disclosure Letter;

       (b) any Breach by Quindeca or Short of any obligation of such Person in this Agreement or the Employment Agreement;

       (c)     any Excluded Liabilities; or

       (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Quindeca or Short (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The amount of Damages computed hereunder for an Indemnified Person shall be reduced by the amount of proceeds actually received by the Indemnified Person from any insurance policy covering such Damages. The remedies provided in this
Section 5.2 are the sole and exclusive remedy of each Indemnified Person under this Agreement for any of the matters covered by clauses (a) through (d) above, provided that these indemnification provisions are in addition to and not in derogation of any statutory or common law remedy for fraud that may be available to any Indemnified Person.

     5.3 Indemnification and Payment of Damages by Choice. Subject to the provisions set forth below, Choice will indemnify and hold harmless Quindeca and Short, and will pay to Quindeca and Short the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Choice in this Agreement or in any certificate delivered by Choice pursuant to this Agreement, (b) any Breach by Choice of any covenant or obligation of Choice in this Agreement, (c) any liability included within the Assumed Liabilities, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Choice (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. The amount of Damages computed hereunder for Quindeca and Short shall be reduced by the amount of proceeds actually received by Quindeca or Short from any insurance policy covering such Damages. The remedies provided in this Section 5.3 are the sole and exclusive remedy of Quindeca and Short under this Agreement for any of the matters covered by clauses (a) through (d) above, provided that these indemnification provisions are in addition to and not in derogation of any statutory or common law remedy for fraud that may be available to Quindeca or Short.

     5.4   Time Limitations.

       (a) If the Closing occurs, Quindeca and Short will have no liability (for indemnification or otherwise) with respect to any matters covered by paragraphs (a) or (b) of Section 5.2, or paragraph (c) of Section 5.2, other than those specified in Section 2.6 and for the amount of any Excluded Liabilites paid by any Indemnified Person, unless on or before the date one year after the Closing Date an Indemnified Person notifies Short of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Choice. A claim with respect to the matters covered by Section 2.6, for the amount of any Excluded Liabilities paid by any Indemnified Person, or the matters covered by paragraph (d) of Section 5.2 or any other claim not based upon any matter covered by paragraphs (a), (b) or (c) of Section 5.2 may be made at any time. For the avoidance of doubt, the parties agree that the time limitations decribed in the first sentence above apply to any Damages incurred by any Indemnified Person in connection with the Excluded Liabilities, such as legal costs and expenses, but do not apply to the actual payment of any Excluded Liabilities by any Indemnified Person.

       (b) If the Closing occurs, Choice will have no liability (for indemnification or otherwise) with respect to any matters covered by paragraphs
(a) or (b) of Section 5.3, unless on or before the date one year after the Closing Date Short notifies Choice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Quindeca and Short. Any other claim with respect to the matters covered by paragraph (c) or (d) of
Section 5.3 or any other claim not based upon any matter covered by paragraphs
(a) or (b) of Section 5.3 may be made at any time.

     5.5 Limitations on Amount--Quindeca and Short. Quindeca and Short will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 5.2, or paragraph (c) of Section 5.2, until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000; provided that these limits will not apply to any Breach of any of the representations and warranties of Quindeca and Short of which either Quindeca or Short had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Quindeca or Short of any covenant or obligation, and Quindeca and Short will be jointly and severally liable for all Damages with respect to such Breaches. Notwithstanding any other provision of this Agreement, the aggregate liability of Quindeca and Short under this Agreement to Indemnified Persons under paragraphs (a), (b) or (c) of Section 5.2 (other than for Breaches of Section 2.6 and for the amount of any Excluded Liabilities paid by any Indemnified Person) will be limited to $188,889. In any event, the matters excluded from this dollar limitation of $188,889 shall be counted in determining whether this dollar limitation has been exceeded. For the avoidance of doubt, the parties agree that the amount limitations decribed above apply to any Damages incurred by any Indemnified Person in connection with the Excluded Liabilities, such as legal costs and expenses, but do not apply to the actual payment of any Excluded Liabilities by any Indemnified Person. No Indemnified Person will pay any Excluded Liabilities except in compliance with the procedures provided in Section 5.7 of this Agreement.

     5.6 Limitations on Amount--Choice. Choice will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 5.3 until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such Damages exceed $10,000. However, this Section 5.6 will not apply to any Breach of any of Choice's representations and warranties of which Choice had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Choice of any covenant or obligation, and Choice will be liable for all Damages with respect to such Breaches. Notwithstanding any other provision of this Agreement, the aggregate liability of Choice under this Agreement to Quindeca and Short under paragraphs (a) and (b) of Section 5.3 will be limited to $188,889.

     5.7   Procedure for Indemnification--Third Party Claims.

       (a) Promptly after receipt by an indemnified party under Section 5.2 or 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

       (b) If any Proceeding referred to in Section 5.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Federal or state income Taxes of the indemnified party, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification. Neither the indemnified party nor the indemnifying party may concede, settle or compromise any claim without the consent of the other party, which consent will not be unreasonably withheld.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

       (d) The parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on any party with respect to such a claim anywhere in the world.

     5.8 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     5.9 Other Limitations. Any indemnification payable under Section 5.2 shall be, to the extent permitted by law, an adjustment to the Purchase Price. No indemnification payable under Section 5.2 of this Agreement may be offset in any manner against obligations or amounts owed by Choice to Short under the Employment Agreement, except as specified in the Employment Agreement. Each indemnified person shall have the duty to use its commercially reasonable efforts to mitigate the amount of any Damages that the indemnified person may suffer as a result of or arising out of or relating to any breach of a representation or warranty or failure to perform any covenant under this Agreement, provided that the indemnified party shall be entitled to recover from the indemnifying party mitigation costs incurred by the indemnified party.
There shall be no indemnification obligation under this Article 5 for any indirect, special or consequential damages of the indemnified persons.


                                  ARTICLE 6.
                                  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 6:

     "Acquired Assets" means all right, title, and interest in and to all of the assets of Quindeca, including but not limited to all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property listed in Exhibit 1.4, (c) Intellectual Property Assets, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) all Applicable Contracts, (f) Governmental Authorizations, and (g) business goodwill of Quindeca, including customer lists, any creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the business of Quindeca; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Quindeca as a corporation, (ii) any of the rights of Quindeca under any Plans, (iii) Accounts Receivable, notes receivable and other receivables, (iv) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (v) books of account, records, ledgers, files, documents, correspondence, lists, (vi) all cash and cash equivalents (including securities and short term investments) or
(vii) any of the rights of Quindeca under this Agreement.

     "Applicable Contract" means any Contract (a) under which Quindeca has or may acquire any rights, (b) under which Quindeca has or may become subject to any obligation or liability, or (c) by which Quindeca or any of the assets owned or used by it is or may become bound.

     "Assumed Liabilities" means all obligations of Quindeca under the Applicable Contracts disclosed in Part 2.9(a) of the Disclosure Letter (except for any liabilities for breach of any Applicable Contract). "Assumed Liabilities" shall not include any other liabilities of Quindeca or Short, including without limitation, (i) any liability of Quindeca or Short for Taxes,
(ii) any Liability of Quindeca for the unpaid Taxes of any Person (other than any of Quindeca and its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of Quindeca to indemnify any Person (including any shareholder of Quindeca) by reason of the fact that such Person was a director, officer, employee, or agent of any of Quindeca and its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iv) any liability shown on the Balance Sheet other than any liability under an Applicable Contract, (v) any liability of Quindeca under any Plan, (vi) any liability of Quindeca for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vii) any liability or obligation of Quindeca under this Agreement.

     "Balance Sheet" is defined in Section 2.5.

     A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Closing" is defined in Section 1.3.

     "Closing Date" is the date and time as of which the Closing actually takes place.

     "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" mean all of the transactions contemplated by this Agreement, including:

       (a) the sale of the Acquired Assets by Quindeca to Choice;

       (b) the assumption by Choice of the Assumed Liabilities;

       (c) the execution, delivery, and performance of the Employment Agreement and the Shareholders Agreement;

       (d) the performance by Choice, Quindeca and Short of their respective covenants and obligations under this Agreement; and

       (e) Choice's acquisition and ownership of the Acquired Assets.

     "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Choice" is defined in the first paragraph of this Agreement.

     "Damages" is defined in Section 5.2.

     "Disclosure Letter" means the disclosure letter delivered by Quindeca and Short to Choice concurrently with the execution and delivery of this Agreement.

     "Employment Agreement" means the Employment Agreement to be entered into by Short with Choice at the Closing.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

       (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

       (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

       (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

       (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "Environmental Law" means any Legal Requirement that is designed to minimize, prevent, punish, or remedy the consequences of actions that damage or threaten the Environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Excluded Liabilities" means all liabilities and obligations of Quindeca and Short prior to Closing, other than Assumed Liabilities.

     "Facilities" mean any real property, leaseholds, or other interests currently or formerly owned or operated by Quindeca and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Quindeca.

     "GAAP" means generally accepted United States accounting principles.

     "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, other than actions under a Contract with a Governmental Body.

     "Governmental Body" means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Intellectual Property Assets" is defined in Section 2.12(a).

     "IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Organizational Documents" mean the articles or certificate of incorporation and the bylaws of a corporation and any amendment to any of the foregoing.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA) and all other profit-sharing, bonus, deferred compensation, stock option, severance pay, "parachute", insurance, short-term or long-term incentive compensation, or retirement plan, program, agreement or arrangement sponsored by Quindeca or to which Quindeca is required to contribute.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price" is defined in Section 1.2.

     "Related Person" with respect to a particular individual means: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) the individual's brothers, sisters and children, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity interests in a Person.

     "Release"means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Shareholders Agreement" means the Shareholders Agreement to be entered into by Choice, Quindeca, Michael W. Payton, Terence E. Hahm and Daily Journal Corporation at the Closing.

     "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of

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

directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     "Tax Return"means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threat of Release"means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).


                                  ARTICLE 7.
                              GENERAL PROVISIONS

     7.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     7.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Choice and Quindeca mutually agree, except as may be required by Legal Requirements. Quindeca and Short each acknowledge that, at or subsequent to the Closing Date, Choice's principal shareholder will be Daily Journal Corporation, which may determine in its sole discretion whether and how to disclose this Agreement and the Contemplated Transactions pursuant to the requirements of the Federal securities laws. Quindeca, Short and Choice will consult with each other concerning the means by which Quindeca's employees, customers, and suppliers and others having dealings with Quindeca will be informed of the Contemplated Transactions, and Choice will have the right to be present for any such communication.

     7.3 Confidentiality. Choice, Quindeca and Short will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Choice and Quindeca to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information is or becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by Legal Requirements.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     7.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Quindeca and Short:

       Quindeca Corporation
       P.O. Box 16040
       Golden, CO  80402
       Attention: Jerry L. Short
       Fax: 888-719-7819

     Choice:

       CHOICE Information Systems, Inc.
       c/o Daily Journal Corporation
       915 E. First Street
       Los Angeles, CA  90012
       Attention:  Gerald L. Salzman
       Fax: 213-330-2666

     7.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     7.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative, except as expressly stated in this Agreement. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be

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

given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     7.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties, and any prior understandings or representations, with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     7.9 Disclosure Letter. The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, unless and only to the extent such disclosures clearly cross-reference other representations or warranties in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     7.10 Assignments, Successors and Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Choice may assign any of its rights under this Agreement to Daily Journal Corporation or to any Subsidiary of Daily Journal Corporation or Choice. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     7.14 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     7.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this

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

Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     7.16   Release.

       (a) Quindeca and Short hereby release and forever discharge Choice from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts, agreements, indebtedness, and liabilities whatsoever, whether known or unknown, at law or in equity, which Quindeca or Short now have or have ever had against Choice arising at or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring at or prior to the Closing Date, other than sales commissions owed by Choice to Quindeca as of the date of this Agreement and amounts payable by Choice to Quindeca for services as a subcontractor of Choice for customers of Choice from July 1, 1998 through the date of this Agreement, in each case to the extent such amounts are reflected on the Preliminary Balance Sheet or Final Balance Sheet of Choice (each as defined in the Stock Purchase Agreement being entered into as of the date hereof among Choice, Michael W. Payton, Terence E. Hahm and Daily Journal Corporation), and other than obligations of Choice to Quindeca or Short pursuant to the terms of this Agreement, the Employment Agreement or the Shareholders Agreement.

       (b) Quindeca and Short hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Choice, based on the matters released hereby.

       (c) Quindeca and Short hereby waive any rights which may be conferred upon them by virtue of Section 1542 of the Civil Code of the State of California (or any similar statute) which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                    CHOICE INFORMATION SYSTEMS, INC.


                    By:___________________________________
                    Name:
                    Title:

                    QUINDECA CORPORATION


                    By:___________________________________
                    Name:
                    Title:

                    /s/ Jerry L. Short
                    ______________________________________
                    Jerry L. Short

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